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                                                                     EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the registration statements of Interneuron Pharmaceuticals, Inc. on Form S-8 (file Nos. 33-58742, 33-76652, 33-94730, 333-24969, 33-94736, 333-40315, 333-48911 and 333-
40572) and on Form S-3 (33-75826, 333-01273, 333-18001 and 333-03131) of our
report dated November 14, 2000, except as to the information in Note N for which the date is December 14, 2000, relating to the financial statements of Interneuron Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K of Interneuron Pharmaceuticals Inc. for the fiscal year ended September 30, 2000. We also consent to the reference to us under the heading "Selected Financial Data" in such Form 10-K.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 19, 2000